DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND

Registration No. 811-22050
FORM N-SAR
Annual Period Ended November 30, 2016

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On May 18, 2016, the Board of Trustees authorized the Delaware Enhanced Global Dividend and Income Fund to invest up to 5% of its respective total net assets in private equity real estate investment structured as limited partnerships and limited liability companies.
WS: MFG_Philadelphia: 906400: v1

WS: MFG_Philadelphia: 867442: v2